Exhibit 4.7

EXECUTION VERSION

IHOP FRANCHISING, LLC,
as Issuer

IHOP IP, LLC,
as Co-Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Indenture Trustee

and

FINANCIAL GUARANTY INSURANCE COMPANY
Series Insurer

SERIES SUPPLEMENT

for the Series 2007-2 Variable Funding Notes

March 16, 2007

This Series Supplement (the “Series Supplement” or the “Series 2007-2 Series Supplement”) is dated March 16, 2007 and is made among IHOP Franchising, LLC, a Delaware limited liability company (the “Issuer”), IHOP IP, LLC, a Delaware limited liability company (the “Co-Issuer” and, together with the Issuer, the “Co-Issuers”), Wells Fargo Bank, National Association, as indenture trustee (herein, together with its permitted successors in the trusts under the Indenture, called the “Indenture Trustee”), and Financial Guaranty Insurance Company, a New York insurance company, as insurer as to the Notes issued pursuant to this Series Supplement (the “Series Insurer”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Co-Issuer and the Indenture Trustee have entered into the Base Indenture (the “Base Indenture”), dated as of the Closing Date providing for the issuance from time to time of one or more series of Notes, as provided therein.

WHEREAS, the Issuer has determined to issue a Series of Notes consisting of up to $25,000,000 Variable Funding Notes (the “Series 2007-2 Notes”);

WHEREAS, the Co-Issuers and the Indenture Trustee are executing and delivering this Series Supplement in order to create and provide for the Series 2007-2 Notes;

WHEREAS, the Co-Issuers, International House of Pancakes, Inc., Wells Fargo Bank, National Association, certain conduit investors, certain financial institutions and certain funding agents have executed and delivered the Series 2007-2 Note Purchase Agreement (the “Series 2007-2 Note Purchase Agreement”), dated as of the date hereof; and

WHEREAS, the Series 2007-2 Notes are to be insured by the Series Insurer in accordance with the Insurance Policy (the “Insurance Policy”) of the Series Insurer, dated as of  the Closing Date and the Series Insurer is executing this Series Supplement in order to acknowledge and confirm its rights and obligations relating to the Series 2007-2 Notes as provided by the Indenture, the Series 2007-2 Notes, the Insurance Policy and under the Insurance and Indemnification Agreement (the “Insurance Agreement”), dated as of the Closing Date, among the Co-Issuers, the Series Insurer, IHOP Corp., International House of Pancakes, Inc., IHOP Holdings LLC and the Indenture Trustee.

NOW, THEREFORE, in consideration of mutual covenants and agreements and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used herein without definition shall have the meanings given to such terms in the Base Indenture.

ARTICLE II

[RESERVED]

ARTICLE III

CREATION OF SERIES 2007-2 NOTES; TERMS AND CONDITIONS

There is hereby created for issuance under this Series Supplement, upon and subject to the conditions set forth in Article IV below, a Series of Notes designated the Series 2007-2 Variable Funding Notes (the “Series 2007-2 Notes”). The Series 2007-2 Notes shall be a Senior Series of Notes for purposes of the Indenture. The Series 2007-2 Notes shall be governed by the terms set forth in the Base Indenture and this Series Supplement.

ARTICLE IV

CONDITIONS TO ISSUANCE

The Series 2007-2 Notes shall be issued only upon (a) the satisfaction of the conditions precedent in the Base Indenture (including but not limited to those set forth in Section 2.3 and Article III) and (b) receipt by the Indenture Trustee of the following:

(i)       counterparts of this Series Supplement executed and delivered by the Co-Issuers, the Indenture Trustee and the Series Insurer;

(ii)      a Company Order authorizing and directing the authentication and delivery of the Series 2007-2 Notes by the Indenture Trustee on the terms contained in this Series Supplement on the date specified in such Company Order;

(iii)     the Insurance Policy and the Insurance Agreement relating to the Series 2007-2 Notes;

(iv)    written confirmation that the Series 2007-2 Notes will be rated “Aaa” by Moody’s and “AAA” by S&P upon issuance; and

(v)     written confirmation that the Series 2007-2 Notes will receive a shadow rating (exclusive of the effect of any Insurance Policy) of at least “Baa3” by Moody’s and at least “BBB-” by S&P upon issuance.

ARTICLE V

INITIAL ISSUANCE, INCREASES AND DECREASES OF
SERIES 2007-2 NOTES OUTSTANDING PRINCIPAL AMOUNT AND REDEMPTION OF SERIES 2007-2 NOTES

Section 5.1             Procedures for Issuing and Increasing the Series 2007-2 Notes Outstanding Principal Amount.  Subject to satisfaction of the conditions precedent to the making of Series 2007-2 Advances set forth in the Series 2007-2 Note Purchase Agreement, (i) on the Closing Date, the Co-Issuers may cause the 2007-2 Initial Advance Principal Amount to become outstanding by drawing ratably, at par, on the basis of Commitment Percentage as set forth in the Series 2007-2 Note Purchase Agreement, the initial principal amounts of the Series 2007-2 Advance Notes corresponding to the aggregate amount of the Series 2007-2 Advances made on the Series 2007-2 Closing Date (the “Series 2007-2 Initial Advance”) and (ii) on any Business Day during the Series 2007-2 Commitment Term, the Co-Issuers may increase the Series 2007-2 Outstanding Principal Amount (such increase referred to as an “Increase”), by drawing ratably, at par, on the basis of Commitment Percentage as set forth in the Series 2007-2 Note Purchase Agreement, additional principal amounts on the Series 2007-2 Advance Notes corresponding to the aggregate amount of the Series 2007-2 Advances made on such Business Day; provided that at no time may the Series 2007-2 Aggregate Outstanding Principal Amount exceed the Series 2007-2 Maximum Principal Amount. The 2007-2 Initial Advance and each Increase shall be made in accordance with the provisions of Sections 2.02 and 2.03 of the Series 2007-2 Note Purchase Agreement and shall be ratably allocated among the Series 2007-2 Noteholders as provided therein.  Proceeds from the 2007-2 Initial Advance and each Increase shall be paid as directed by the Co-Issuers in the applicable Series 2007-2 Advance Request or as otherwise set forth in the Series 2007-2 Note Purchase Agreement.  Upon receipt of written notice from the Co-Issuers or the Administrative Agent of the 2007-2 Initial Advance and any Increase, the Indenture Trustee shall indicate in its books and records the amount of the Series 2007-2 Initial Advance or such Increase, as applicable.

Section 5.2             Procedures for Decreasing the Series 2007-2 Outstanding Principal Amount; Optional Redemption.

(a)           Mandatory Decrease.  Upon a Mandatory Redemption Event relating to the Series 2007-2 Notes under Section 9.1 of the Base Indenture, the Co-Issuers shall redeem Series 2007-2 Notes pursuant to Section 9.1 of the Base Indenture (a “Mandatory Decrease”).  Such Mandatory Decrease shall be allocated among the Series 2007-2 Noteholders ratably on the basis of Commitment Percentage as set forth in the Series 2007-2 Note Purchase Agreement.  In connection thereto, the Co-Issuers shall direct the Indenture Trustee in writing to distribute (i) the Mandatory Redemption Amount equal to the amount of such Mandatory Decrease in accordance with Section 9.1 of the Base Indenture plus (ii) any associated fees incurred as a result of such decrease under the Series 2007-2 Note Purchase Agreement.

(b)           Voluntary Decrease.  On any Business Day (a “Decrease Date”), upon at least three (3) Business Day’s prior written notice to each Series 2007-2 Investor, the Series 2007-2 Administrative Agent, the Indenture Trustee and the Series Insurer, the Co-Issuers may decrease the Series 2007-2 Outstanding Principal Amount (each such decrease of the

Series 2007-2 Outstanding Principal Amount pursuant to this Section 5.2(b), a “Voluntary Decrease,” and together with any Mandatory Decrease, a “Decrease”) by depositing in the Series 2007-2 Principal Payment Account on the Business Day preceding the date specified as the Decrease Date in the prior written notice referred to above and providing a written report to the Indenture Trustee directing the Indenture Trustee to distribute ratably on the basis of Commitment Percentage as set forth in the Series 2007-2 Note Purchase Agreement (i) an amount (subject to the last sentence of this Section 5.2(b)) up to the Series 2007-2 Outstanding Principal Amount equal to the amount of such Voluntary Decrease, plus (ii) any associated fees incurred as a result of such decrease under the Series 2007-2 Note Purchase Agreement.

(c)           Notations. Upon distribution to the Series 2007-2 Noteholders of principal of the Series 2007-2 Advance Notes in connection with each Decrease, the Indenture Trustee shall indicate in its books and records such Decrease.

(d)           Optional Redemption of the Series 2007-2 Notes.  Subject to the 2007-2 Note Purchase Agreement, the Series 2007-2 Notes shall be subject to redemption (in whole or in part) by the Co-Issuers at their option in accordance with Section 9.2 of the Base Indenture. The Optional Redemption Price for the Series 2007-2 Notes shall equal the sum of (a) the Aggregate Outstanding Principal Balance of such Series 2007-2 Notes (determined after giving effect to any payments of principal and interest on the Payment Date immediately preceding the date of redemption pursuant to this Section 5.2(d)) plus (b) (i) with respect to the portion of such principal balance which was funded with Class A Commercial Paper (as defined in the Series 2007-2 Note Purchase Agreement) issued at a discount, all accrued and unpaid discount on such Class A Commercial Paper (as defined in the Series 2007-2 Note Purchase Agreement) from the issuance date(s) thereof to the date of redemption under this Section 5.2(d) and the aggregate discount to accrue on such Class A Commercial Paper (as defined in the Series 2007-2 Note Purchase Agreement) from the date of redemption under this Section 5.2(d) to the maturity date of such Class A Commercial Paper (as defined in the Series 2007-2 Note Purchase Agreement) less the interest on such amount accrued during such period at a per annum rate equal to the Series 2007-2 Note Rate or (ii) with respect to the portion of such principal balance which was funded with Class A Commercial Paper (as defined in the Series 2007-2 Note Purchase Agreement) that was not issued at a discount, all accrued and unpaid interest on such Class A Commercial Paper (as defined in the Series 2007-2 Note Purchase Agreement) from the issuance date(s) thereof to the date of redemption under this Section 5.2(d) (and any breakage costs associated with the prepayment of such interest-bearing Class A Commercial Paper (as defined in the Series 2007-2 Note Purchase Agreement)) or (iii) with respect to the portion of such principal balance which was funded other than with Class A Commercial Paper (as defined in the Series 2007-2 Note Purchase Agreement), all accrued and unpaid interest on such principal balance through the date of redemption under this Section 5.2(d), plus (c) any other amounts then due and payable to the Holders of such Series 2007-2 Notes pursuant hereto and pursuant to the Series 2007-2 Note Purchase Agreement.  As a condition precedent to any redemption thereof, on or prior to the date on which any Series 2007-2 Note is redeemed by the Co-Issuer pursuant to this Section 5.2(d), the Co-Issuers shall pay the Series Insurer all amounts owed to the Series Insurer relating to such Note. For the avoidance of doubt, a Voluntary Decrease in respect of the Series 2007-2 Notes is governed by Section 5.2(b) of this Series Supplement and not by this Section 5.2(d).

ARTICLE VI

Principal Terms

Section 6.1             Series 2007-2 Note Interest Amount, Fees and Closing Date.

(a)           Series 2007-2 Note Interest Amount. The Series 2007-2 Note Interest Amount shall be payable in arrears on each Payment Date commencing on April 20, 2007 as the Series Interest Payment Amount relating to the Series 2007-2 Notes. The “Series 2007-2 Note Interest Amount” shall be an amount equal to interest accrued on applicable portions of the Series 2007-2  Note Aggregate Outstanding Principal Amount as provided in Section 3.01 or 2.06 (as applicable) of the 2007-2 Note Purchase Agreement. For purposes of this Series Supplement, the rate of interest accrued pursuant to Sections 2.06 or 3.01 of the 2007-2 Note Purchase Agreement (as applicable) is hereby defined as the “Series 2007-2 Note Interest Rate”.

(b)           Series 2007-2 Note Fees.  From and after the Series 2007-2 Closing Date, Series 2007-2 Note Fees (“Series 2007-2 Note Fees”) shall include such costs and expenses that will accrue (i) as provided in Sections 3.02, 3.05, 3.06, 3.07, 3.08 and 9.05 of the Series 2007-2 Note Purchase Agreement and (ii) as otherwise provided in this Series Supplement or the Series 2007-2 Note Purchase Agreement (other than interest). Such accrued fees will be due and payable in arrears on each Payment Date, commencing on April 20, 2007.  To the extent any such amount is not paid when due, such unpaid amount will accrue interest at the applicable Base Rate (as defined in the Series 2007-2 Note Purchase Agreement). Such Series 2007-2 Note Fees will be included in the Series Fee Payment Amount relating to the Series 2007-2 Notes with respect to Section 11.1(c) of the Base Indenture.

(c)           Series 2007-2 Contingent Additional Interest Amounts.  The “Series 2007-2 Monthly Extension Period Contingent Additional Interest Amount” shall be, with respect to any Interest Accrual Period occurring within a Series 2007-2 Extension Period (as defined below), an amount of additional interest on the Series 2007-2 Outstanding Principal Amount (giving effect to all payments of principal made to Holders of such Series of Notes during such Interest Accrual Period and Increase or Decrease made during such Interest Accrual Period) accrued over the preceding Interest Accrual Period at an annual rate equal to 0.25%, calculated based on a 360-day year of twelve 30-day months. The “Series 2007-2 Monthly Post-ARD Contingent Additional Interest Amount” shall be, from and after the Series 2007-2 Anticipated Repayment Date if the Series 2007-2 Final Payment has not been made, an amount of additional interest on the Series 2007-2 Outstanding Principal Amount (giving effect to all payments of principal made to Holders of such Series of Notes during such Interest Accrual Period and any Increase or Decrease made during such Interest Accrual Period) accrued over the preceding Interest Accrual Period at an annual rate equal to 0.25%, calculated based on a 360-day year of twelve 30-day months. Any Series 2007-2 Monthly Extension Period Contingent Additional Interest Amount or Series 2007-2 Monthly Post-ARD Contingent Additional Interest Amount (as applicable) is due and payable following accrual as and when amounts are made available for payment thereof in accordance with the Base Indenture, but such amounts will not be considered insured amounts under the Series 2007-2 Insurance Policy and failure to pay any Series 2007-2 Monthly Extension Period Contingent Additional Interest Amount or Series 2007-2 Monthly Post-ARD Contingent Additional Interest Amount (as applicable) shall not be an Event of Default and Additional Interest will not accrue on any unpaid portion thereof; provided, that all accrued but unpaid Series 2007-2 Monthly Extension Period Contingent Additional Interest or Series 2007-2 Monthly Post-ARD Contingent Additional Interest (as applicable) shall be paid in full on the Series 2007-2 Legal Final Maturity Date, on any Payment Date with respect to a prepayment in full of the Series 2007-2 Notes or on any other day on which all of the Series 2007-2 Notes are required to be paid in full. For purposes of Article X and Article XI of the Base Indenture, any Series 2007-2 Monthly Extension Period Contingent Additional Interest Amount or Series 2007-2 Monthly Post-ARD Contingent Additional Interest Amount, as applicable, shall be deemed a Series Additional Interest Payment Amount and shall not be insured by the Series Insurer.

“Series 2007-2 Final Payment” means the payment of all accrued and unpaid interest on and principal of all Outstanding Series 2007-2 Notes, the payment of all accrued and unpaid Series 2007-2 Insurer Premiums and Insurer Reimbursements and Insurer Expenses and any and all other amounts due or that may become due to the Insurer in connection with the Series 2007-2 Notes, the payment of all fees and expenses and other amounts then due and payable under the Series 2007-2 Note Purchase Agreement and the termination in full of all Series 2007-2 Commitments.  For the avoidance of doubt, occurrence of the Series 2007-2 Final Payment shall not prejudice the rights of the Insurer under the Indenture or the Insurance Agreement with respect to any amounts owed to the Insurer constituting Insurer Premiums, Insurer Reimbursements and Insurer Expenses that remain unpaid.

(d)           Series 2007-2 Closing Date.  The Closing Date shall be March 16, 2007 (the “Closing Date” or the “Series 2007-2 Closing Date”).

(e)           Series 2007-2 Initial Interest Accrual Period.  The Initial Interest Accrual Period for the Series 2007-2 Notes shall commence on the Closing Date and end on April  19, 2007.

Section 6.2             Payment of 2007-2 Note Principal.

(a)           Series 2007-2 Notes Principal Payment at Legal Maturity.  The Series 2007-2 Outstanding Principal Amount shall be due and payable on the Series 2007-2 Legal Final Maturity Date.

(b)           Series 2007-2 Anticipated Repayment Date.  The Series Anticipated Repayment Date for the Series 2007-2 Notes shall be the Payment Date occurring in March 2012, unless extended as provided below in this Section 6.2 (such date, the “Series 2007-2 Anticipated Repayment Date”).

(i)       First Extension Election.  Subject to the conditions set forth in Section 6.2(b)(iii) of this Series Supplement, the Co-Issuers, shall have the option on or before the Payment Date occurring in September 2011 to elect (the “Series 2007-2 First Extension Election”) to extend the Series 2007-2 Anticipated Repayment Date to the Payment Date occurring in March 2013 by delivering written notice to the Indenture Trustee, the Administrative Agent, the Series 2007-2 Noteholders and the Series Insurer;

(ii)      Second Extension Election.  Subject to the conditions set forth in Section 6.2(b)(iii) of this Series Supplement, if the Series 2007-2 First Extension Election has been made and becomes effective, the Co-Issuers, shall have the option on or before the Payment Date occurring in September 2012 to elect (the “Series 2007-2 Second Extension Election”) to further extend the Series 2007-2 Anticipated Repayment Date to the Payment Date occurring in September 2014 (the “Series 2007-2 Second Extended Anticipated Repayment Date”) by delivering written notice to the Indenture Trustee, the Administrative Agent, the Series 2007-2 Noteholders and the Series Insurer.

(iii)     Conditions Precedent to Extension Elections.  It shall be a condition to the effectiveness of the Series 2007-2 Extension Elections that, in the case of the Series 2007-2 First Extension Election, on the Accounting Date occurring in February 2012 (the “First Extension Determination Date”) or in the case of the Series 2007-2 Second Extension Election, on the Accounting Date occurring in February 2013 (the “Second Extension Determination Date”), (a) (i) the Series Debt Service Coverage Ratio is greater than or equal to 2.50x, or, (ii) unless the Series Debt Service Coverage Ratio is equal to or greater than 2.50x, the Indenture Trustee has received the written consent of the Series Controlling Party relating to the Series 2007-2 Notes to such extension, (b) no Mandatory Redemption Event relating to the Series 2007-2 Notes, Default or Event of Default (or an event which with the lapse of time or giving of notice would be such a Mandatory Redemption Event, Default or Event of Default) has occurred and is continuing or would be a direct and immediate consequence of such extension; and (c) IHOP System-wide Sales are greater than or equal to $2,100,000,000.

For purposes of this Series Supplement, a “Series 2007-2 Extension Period” means, as applicable, (a) the period from and including the Payment Date occurring in March 2012 to and excluding the Payment Date occurring in March 2013 following a Series 2007-2 First Extension Election and subject to the satisfaction of all the conditions required for such extension as of the First Extension Determination Date or (b) the period from and including the Payment Date occurring in March 2013 to and excluding the Payment Date occurring in March 2014 following a Series 2007-2 Second Extension Election and subject to the satisfaction of all of the conditions required for such extension as of the Second Extension Determination Date.

For purposes of this Series Supplement, “IHOP System-wide Sales” means retail sales during the fiscal year preceding the First Extension Determination Date or the Second Extension Determination Date, as the case may be, of IHOP Restaurants operated by Franchisees, Area Licensees, and IHOP Corp or any Affiliate thereof.

(iv)    Any notice given pursuant to Section 6.2(b)(i) or (ii) of this Series Supplement shall be irrevocable; provided that if the conditions set forth in this Section 6.2(b)(iii) are not met by the applicable date, the election set forth in such notice shall automatically be deemed ineffective.

(v)     Pursuant to and in accordance with the Insurance Policy and Premium Letter, in connection with the Series 2007-2 Notes, any such extension will result in an increase in premium as set forth in the Premium Letter (as defined below) in connection with the Series 2007-2 Notes.

(c)           Series 2007-2 Notes Mandatory Payments of Principal.  The Series 2007-2 Notes shall be subject to Mandatory Redemption as provided under Section 9.1 of the Base Indenture.

(d)           Series 2007-2 Notices of Final Payment.  The Co-Issuers shall notify the Indenture Trustee, the Administrative Agent, the Series Insurer and the Rating Agencies on or before the Record Date preceding the Payment Date which will be the Series 2007-2 Anticipated Repayment Date; provided, however, that with respect to any final payment that is made in connection with any mandatory or optional redemption in full, the Co-Issuers shall not be obligated to provide any additional notice to the Indenture Trustee, the Administrative Agent, the Series Insurer or the Rating Agencies of such final payment beyond the notice required to be given in connection with such redemption under Article IX of the Base Indenture.  The Indenture Trustee shall provide written notice to each person in whose name a Series 2007-2 Note is registered at the close of business on such Record Date that the immediately succeeding Payment Date will be the Series 2007-2 Anticipated Repayment Date.  Such written notice to be sent to the Series 2007-2 Noteholders shall be made at the expense of the Co-Issuers and shall be mailed by the Indenture Trustee within five (5) Business Days of receipt of notice from the Co-Issuers indicating that the final payment will be made and shall specify that such final payment will be payable only upon presentation and surrender of the Series 2007-2 Notes and shall specify the place where the Series 2007-2 Notes may be presented and surrendered for such final payment.

Section 6.3             Other Principal Terms of the Series 2007-2 Variable Funding Notes.  The Series 2007-2 Notes shall have the following Principal Terms:

(a)           Series Designation.  Series 2007-2 Variable Funding Notes.

(b)           Initial Series Aggregate Principal Amount.  The Initial Series Aggregate Outstanding Principal Amount for the Series 2007-2 Notes shall be $25,000,000.

(c)           Maximum Series Aggregate Principal Amount.  The maximum Aggregate Outstanding Principal Amount for the Series 2007-2 Notes shall be $25,000,000.

(d)           Series Insurance Premium Payable Amount.  The Series Insurance Premium Payable Amount for Series 2007-2 Notes shall be as set forth in the Premium Letter, dated as of the Closing Date, between the Co-Issuers and the Series Insurer.

(e)           Series Specific Accounts Established Pursuant to Article X of the Base Indenture:

(i)       Series 2007-2 Interest Payment Account;

(ii)      Series 2007-2 Principal Payment Account;

(iii)     Series 2007-2 Interest Reserve Account;

(iv)    Series 2007-2 Trigger Reserve Account; and

(v)     Series 2007-2 Fee Payment Account.

(f)            Series Insurer Optional Redemption Make-Whole Amount.  The Insurer Optional Redemption Make-Whole Amount relating to the Series 2007-2 Notes shall be as specified in the Premium Letter, dated as of the Closing Date, among the Co-Issuers and the Series Insurer.

(g)           Series Initial Interest Reserve Deposit Amount.  $16,145.33 shall be deposited on the Closing Date to the Series 2007-2 Note Interest Reserve Account.

(h)           Undrawn Facility Fee Reserve.  For purposes of the Series 2007-2 Notes, on each Payment Date, the Indenture Trustee shall pay any Undrawn Facility Fee accrued and payable under the Series 2007-2 Note Purchase Agreement, first, from available funds on deposit in the Series 2007-2 Fee Payment Account, and, second, to the extent that available funds on deposit in the Series 2007-2 Fee Payment Account are insufficient for such payment, from the funds deposited in respect of the Undrawn Facility Fee in the Series 2007-2 Interest Reserve Account. Funds deposited in respect of the Undrawn Facility Fee to the Series 2007-2 Interest Reserve Account shall be unavailable for the payment of any Series Interest Payment Amount or Senior Series Insurer Premium Payable Amount relating to the Series 2007-2 Notes.

(i)            Series Interest Reserve Account Required Amount.  With respect to the Series 2007-2 Notes on each Payment Date and subsequent Weekly Allocation Date up to the next Payment Date, (A) if the Series Debt Service Coverage Ratio determined as of each of the three preceding Accounting Dates is equal to or greater than 2.25x, the Series Interest Reserve Account Required Amount shall be (i) the aggregate amount, without duplication, of the Estimated Daily Reserve Interest Amount for each day of the next Interest Accrual Period plus (ii) the Estimated Daily Reserve Undrawn Facility Fee Amount for each day of the next Interest Accrual Period plus (iii) the Series Insurer Premium Payable Amount with respect to the Series 2007-2 Notes on the next Payment Date or (B) if the Series Debt Service Coverage Ratio determined as of the as of any of the three preceding Accounting Dates is less than 2.25x, the Series Interest Reserve Account Required Amount shall be the product of (i) three (3) and (ii) the amount determined in accordance with (A).

For purposes of this Series Supplement, “Estimated Daily Reserve Interest Amount” means (a) for any day during the first Interest Accrual Period, $0, (b) for any day during the second Interest Accrual Period, $0 and (c) for any day during each subsequent other Interest Accrual Period, the average of the Daily Reserve Interest Amount for each day during the most recent prior two consecutive Interest Accrual Periods.

For purposes of this Series Supplement, “Daily Reserve Interest Amount” means, for any day during any Interest Accrual Period, the sum of the following amounts:

(i)       with respect to any Eurodollar Advance outstanding on such day, the result of (i) the product of (x) the Eurodollar Rate in effect for such Interest Period and (y) the principal amount of such Advance outstanding as of the close of business on such day divided by (ii) 360; plus

(ii)      with respect to any Base Rate Advance outstanding on such day, the result of (i) the product of (x) the Base Rate in effect for such day and (y) the principal amount of such Advance outstanding as of the close of business on such day divided by (ii) 365 or 366, as applicable; plus

(iii)     with respect to any CP Advance outstanding on such day, the result of (i) the product of (x) the lesser of (A) the CP Rate in effect for such Interest Period and (B) the Eurodollar Rate that would be in effect for such Interest Period if such Advance were a Eurodollar Advance and (y) the principal amount of such Advance outstanding as of the close of business on such day divided by (ii) 360.

For purposes of this Series Supplement, “Estimated Daily Reserve Undrawn Facility Fee Amount” means (a) for any day during the first Interest Accrual Period, $171.61, (b) for any day during the second Interest Accrual Period, $171.61 and (c) for any day during each subsequent other Interest Accrual Period, the average of the Daily Reserve Undrawn Facility Fee Amount for each day during the most recent prior two consecutive Interest Accrual Periods.

For purposes of this Series Supplement, the “Daily Reserve Undrawn Facility Fee Amount” means the (a) product of (i) 0.15% and (ii) the excess of (A) 100% of the Maximum Investor Group Principal Amount (as defined in the Series 2007-2 Note Purchase Agreement) for the related Investor Group (as defined in the Series 2007-2 Note Purchase Agreement) over (B) 100% of the daily average Investor Group Principal Amount  (as defined for purposes of the Series 2007-2 Note Purchase Agreement) for the related Investor Group during the related Interest Accrual Period, divided by (b) 360.

(j)            Series Additional Interest Amount.  Any Series 2007-2 Monthly Contingent Extension Period Additional Interest and Series 2007-2 Monthly Post-ARD Contingent Additional Interest shall be deemed a Series Additional Interest Amount as specified in Section 6.1(c).

(k)           Series Legal Final Maturity Date.  The Payment Date in March  2037.

(l)            Series 2007-2 Notes rank pari passu as to principal and interest with Series 2007-1 Notes and will at all times rank no less than pari passu as to principal and interest of any other Series of Notes.

(m)          Series Minimum Debt Service Coverage Ratio.  The Series Minimum Debt Service Coverage Ratio applicable to the Series 2007-2 Notes shall be 1.50x.

(n)           Series IHOP Corp. Consolidated Ratio Threshold.  The Series IHOP Corp. Consolidated Ratio Threshold applicable to the Series 2007-2 Notes shall be 7.00x.

(o)           Series Trigger Reserve Proportion and Related Series DSCR Trigger Reserve Account Deposit Threshold Range.  On each Payment Date, (A) a Series Trigger Reserve Proportion of 40% shall be applicable if the Series Debt Service Coverage Ratio determined as of the immediately preceding Accounting Date is less than 1.85x and greater or equal to 1.65x, and (B) a Series Trigger Reserve Proportion of 80% shall be applicable if the

Series Debt Service Coverage Ratio determined as of the immediately preceding Accounting Date is less than 1.65x.

(p)           Series Trigger Reserve Release Event.  With respect to any Payment Date that occurs during a Series Trigger Reserve Period, a Series Trigger Reserve Release Event relating to the Series 2007-2 Notes shall occur if (A) (i) the least of the Series Debt Service Coverage Ratios relating to the Series 2007-2 Notes as was determined as of each of the preceding three Accounting Dates is greater than or equal to 1.65x and (ii) the Series Debt Service Coverage Ratio relating to the Series 2007-2 Notes as was determined as of the fourth preceding Accounting Date was less than 1.65x or (B) (i) the least of the Series Debt Service Coverage Ratios relating to the Series 2007-2 Notes as was determined as of each of the three Accounting Dates is greater than or equal to 1.85x and (ii) the Series Debt Service Coverage relating to the Series 2007-2 Notes as was determined as of the fourth preceding Accounting Date was less than 1.85x; provided, that no Series Trigger Reserve Release Event relating to the Series 2007-2 Notes shall occur prior to the Payment Date occurring in September 2007], or if a Default, Event of Default, Servicer Termination Event or a Mandatory Redemption Event relating to the Series 2007-2 is continuing.

(q)           Series Trigger Reserve Release Amount.  The Series Trigger Reserve Release Amount shall be equal to the amount, if any, by which (a) the aggregate amount then on deposit in the Trigger Reserve Account relating to the Series 2007-2 Notes exceeds (b) the Release Ratio Amount.

For purposes of this Series Supplement, the Release Ratio Amount is the amount of funds that would have been deposited to the Series 2007-2 Trigger Reserve Account during a Series Trigger Reserve Period had the Series Debt Service Coverage Ratio during such Series Trigger Reserve Period been equal to the least of the Series Debt Service Coverage Ratios relating to the Series 2007-2 Notes as was determined as of any of the immediately preceding three Accounting Dates, following a Series Trigger Reserve Release Event.

For purposes of this Series Supplement, “Series Trigger Reserve Period” means a period that commences on the first Accounting Date on which the Series Average Debt Service Coverage Ratio with respect to the Series 2007-2 Notes is less than 1.85x and ending on the first subsequent Accounting Date on which the Series Debt Service Coverage Ratio determined as of such Accounting Date and the immediately preceding two Accounting Dates is equal to or greater than 1.85x.

(r)            Series Interest Reserve Release Event.  On any Payment Date with respect to the Series 2007-2 Interest Reserve, a Series Interest Reserve Release Event occurs when the amount on deposit in the Series 2007-2 Interest Reserve Account is greater than the Series Interest Reserve Required Amount applicable to the Series 2007-2 Notes; provided, that no Series Interest Reserve Release Event relating to the Series 2007-2 Notes shall occur prior to the Payment Date occurring in September 2007, or if a Servicer Termination Event, Default, Event of Default or a Mandatory Redemption Event relating to the Series 2007-2 is continuing.

(s)           Series Interest Reserve Release Amount.  The Series Interest Reserve Release Amount shall be the excess of the amount on deposit in the Series 2007-2 Interest Reserve Account over the Series Interest Reserve Account Required Amount.

(t)            Additional Issuance Series DSCR Threshold.  The Additional Issuance Series DSCR Threshold applicable to the Series 2007-2 Notes shall be 2.50x.

(u)           Defective Asset Payment Series DSCR Threshold.  The Defective Asset Payment Series DSCR Threshold applicable to Series 2007-2 Notes shall be 3.50x.

(v)           STE Series DSCR Threshold.  The STE Series DSCR Threshold applicable to the Series 2007-2 Notes shall be 1.25x

(w)          EOD Series DSCR Threshold.  The EOD Series DSCR Threshold applicable to the Series 2007-2 Notes shall be 1.25x.

(x)            Unhedged Floating Rate Principal Limit.  The Unhedged Floating Rate Principal Limit applicable with respect to the Series 2007-2 Notes shall be $50,000,000.

(y)           Use of Advance Proceeds. The proceeds of any advance shall not be used by the Co-Issuers to make payment on the Aggregate Outstanding Principal Amount of any Series of Notes.

(z)            Other Provisions.  Payment of interest (but not any Overdue Interest relating to the Series 2007-2 Notes, Series 2007-2 Monthly Extension Period Contingent Additional Interest Amount or Series 2007-2 Monthly Post-ARD Contingent Additional Interest Amount or any other similar amounts above the Series Interest Payment Amount relating to the Series 2007-2 Notes) on the Series 2007-2 Notes when due and the full payment of principal of the Series 2007-2 Notes at the Legal Final Maturity Date is guaranteed by the Series Insurer pursuant to and in accordance with the Insurance Policy and the Insurance Agreement.

ARTICLE VII

RATIFICATION AND INCORPORATION OF BASE INDENTURE

Except and so far as otherwise expressly provided herein, all of the provisions, terms and conditions of the Base Indenture are in all respects ratified and confirmed, and hereby incorporated by reference; and the Indenture as so incorporated and modified by this Series Supplement shall be taken, read and construed together with this Series Supplement as one and the same instrument.

ARTICLE VIII

FORM OF NOTES

The form of the Series 2007-2 Notes, including the Certificate of Authentication, shall be substantially as set forth as Exhibits A to this Series Supplement, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture or this Series Supplement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Authorized Officers of the Co-Issuers executing such Notes as evidenced by their execution of such Notes.

The Certificates evidencing the Series 2007-2 will bear legends to the following effect unless the co-issuers determine otherwise in compliance of applicable law.

THIS SERIES 2007-2 VARIABLE FUNDING NOTE (THIS “NOTE”), HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER RELEVANT JURISDICTION, AND NEITHER OF IHOP FRANCHISING, LLC OR IHOP IP, LLC (THE “CO-ISSUERS”) HAS BEEN REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”).  THIS NOTE AND ANY INTEREST HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY TO PERSONS WHO ARE NOT COMPETITORS (AS DEFINED IN THE INDENTURE), UNLESS THE CO-ISSUERS GIVE WRITTEN CONSENT TO SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER, AND IN ACCORDANCE WITH THE PROVISIONS OF THE SERIES 2007-2 NOTE PURCHASE AGREEMENT, DATED AS OF MARCH 16, 2007 BY AND AMONG THE CO-ISSUERS, INTERNATIONAL HOUSE OF PANCAKES, INC., AS THE SERVICER, THE COMMITTED NOTE PURCHASER AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE AND ADMINISTRATIVE AGENT.

ARTICLE IX

GOVERNING LAW

THIS SERIES SUPPLEMENT AND EACH OF THE SERIES 2007-2 NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

ARTICLE X

EXECUTION IN COUNTERPARTS; EFFECTIVE TIME

This Series Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.  This Series Supplement shall become effective upon the execution of a counterpart hereof by the Issuer, the Indenture Trustee and the Series Insurer.

ARTICLE XI

MODIFICATION OF THE SERIES SUPPLEMENT

This Series Supplement may not be modified except by a writing executed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Series Supplement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

IHOP FRANCHISING, LLC, as Issuer

By:	Mark D. Weisberger
Name: Mark D. Weisberger
Title: Vice President

IHOP IP, LLC, as Co-Issuer

By:	Thomas G. Conforti
Name: Thomas G. Conforti
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Indenture Trustee

By:	Benjamin J. Krueger
Name: Benjamin J. Krueger
Title: Vice President

FINANCIAL GUARANTY INSURANCE COMPANY, as Series Insurer

By:	Derek Donnelly
Name: Derek Donnelly
Title: Director